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                                                                   EXHIBIT 8.1

                   [Opinion of Morgan, Lewis & Bockius LLP]



September 2, 1999



Annaly Mortgage Management, Inc.
12 East 41st Street, Suite 700
New York, NY 10017

               Re:  Registration Statement on Form S-3 (File No. 333-    )
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Dear Sirs:

We are acting as counsel to Annaly Mortgage Management, Inc., a Maryland corporation (the "Company"), in connection with the above-referenced registration statement dated September 2, 1999 (the "Registration Statement") relating to shares of common stock, par value $.01 per share, and shares of preferred stock, par value $.01 per share, of the Company with an aggregate public offering price of up to $200,000,000 that may be issued by the Company. Unless otherwise defined, capitalized terms used herein have the respective meanings ascribed to those terms in the Registration Statement.

In arriving at the opinion expressed below, we have examined originals or copies satisfactory to us of all such corporate records, agreements, instruments and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We understand and assume that (i) any agreement which we have examined will represent the valid and binding obligation of the respective parties thereto, enforceable in accordance with its respective terms, and the entire agreement between the parties with respect to the subject matter thereof,
(ii) the parties to each such agreement will comply with all of their respective covenants, agreements and undertakings contained therein, and (iii) the transactions provided for by each such agreement will be carried out in accordance with its terms.

Our opinion is based upon existing federal income tax laws, regulations, administrative pronouncements and judicial decisions. All such authorities are subject to change, either prospectively or retroactively. No assurance can be provided as to the effect of any such change upon our opinion.

The opinion set forth herein has no binding effect on the Internal Revenue Service or the courts. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth herein.

Based upon the foregoing, we are of the opinion that, except as to factual matters and subject to the qualifications and limitations set out in the Registration Statement, the statements of legal conclusions contained in the Registration Statement under the caption "Federal Income Tax Considerations" are correct in all material respects.

While such descriptions discuss the material anticipated United States federal tax consequences applicable to the Company and certain stockholders, they do not purport to discuss all federal income tax consequences and our opinion is limited to those federal income tax considerations specifically discussed therein.

In giving the foregoing opinion, we express no opinion other than as to the federal income tax law of the United States of America.

We are furnishing this letter in our capacity as United States tax counsel to the Company, and this letter is solely for the benefit of the Company. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission issued thereunder or that we are "experts" within the meaning of such act, rules and regulations.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP
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Morgan, Lewis & Bockius LLP